Exhibit 22
List of Subsidiary Guarantors of Registered Securities of Huntington Ingalls Industries, Inc.

The following subsidiaries of Huntington Ingalls Industries, Inc. (the “Issuer”) guarantee $600 million aggregate principal amount of the Issuer’s registered senior notes due December 2027, $500 million aggregate principal amount of the Issuer’s registered senior notes due May 2025, $500 million aggregate principal amount of the Issuer’s registered senior notes due May 2030, and $600 million aggregate principal amount of the Issuer’s registered senior notes due August 2028:

HUNTINGTON INGALLS ENGINEERING SERVICES, INC.
HUNTINGTON INGALLS INDUSTRIES ENERGY AND ENVIRONMENTAL SERVICES, INC.
HII NUCLEAR INC.
NEWPORT NEWS NUCLEAR INC.
HUNTINGTON INGALLS UNMANNED MARITIME SYSTEMS, INC.
HUNTINGTON INGALLS INCORPORATED
HII ENERGY INC.
FLEET SERVICES HOLDING CORP.
HII FLEET SUPPORT GROUP LLC
HII SAN DIEGO SHIPYARD INC.
HII SERVICES CORPORATION
HII TECHNICAL SOLUTIONS CORPORATION
HII TSD HOLDING COMPANY
VERITAS ANALYTICS, INC.
HII UNMANNED SYSTEMS, INC.
HII MISSION TECHNOLOGIES CORP.
COMMONWEALTH TECHNOLOGY INNOVATION LLC
ENLIGHTEN IT CONSULTING LLC